SMALLCAP World Fund, Inc.
333 South Hope Street
Los Angeles, California 90071-1406
Phone (757) 670 4818
Fax (757) 670 4685

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$149,399
Class B	$3,425
Class C	$3,828
Class F	$3,420
Total	$160,072
Class 529-A	$2,333
Class 529-B	$238
Class 529-C	$599
Class 529-E	$129
Class 529-F	$167
Class R-1	$115
Class R-2	$2,333
Class R-3	$2,104
Class R-4	$961
Class R-5	$2,151
Total	$11,130

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4100
Class B	$0.2457
Class C	$0.2637
Class F	$0.4241
Class 529-A	$0.4160
Class 529-B	$0.2265
Class 529-C	$0.2463
Class 529-E	$0.3529
Class 529-F	$0.4252
Class R-1	$0.2869
Class R-2	$0.2818
Class R-3	$0.3540
Class R-4	$0.4311
Class R-5	$0.4796

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	386,461
Class B	14,981
Class C	16,856
Class F	9,569
Total	427,867
Class 529-A	6,464
Class 529-B	1,159
Class 529-C	2,741
Class 529-E	418
Class 529-F	431
Class R-1	488
Class R-2	9,628
Class R-3	7,179
Class R-4	2,700
Class R-5	5,151
Total	36,359

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$39.56
Class B	$38.22
Class C	$38.03
Class F	$39.33
Class 529-A	$39.45
Class 529-B	$38.61
Class 529-C	$38.61
Class 529-E	$39.15
Class 529-F	$39.43
Class R-1	$38.73
Class R-2	$38.75
Class R-3	$39.10
Class R-4	$39.43
Class R-5	$39.74